SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                   INFORMATION TO BE INCLUDED IN STATEMENTS
                FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                   THERETO FILED PURSUANT TO RULE 13d-2(a)

                                 Amendment No. 6

                                 InterTAN, Inc.
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                                (Name of Issuer)

                    Common Stock, par value $1.00 per share
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                         (Title of Class of Securities)

                                   461120 10 7
                        --------------------------------
                                 (CUSIP Number)

                              Dennis J. Block, Esq.
                        Cadwalader, Wickersham & Taft LLP
                                 100 Maiden Lane
                               New York, NY 10038
                                 (212) 504-5555
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(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                October 30, 2003
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                                 --------------------
CUSIP No. 461120 10 7                   SCHEDULE 13D        Page  2 of 10
---------------------------                                 --------------------

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1    NAME OF REPORTING PERSON
     Liberation Investments L.P.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ]
                                                                         (b) [x]

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3    SEC USE ONLY

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4    SOURCE OF FUNDS (See Instructions)
     WC

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5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
     or 2(e)
     [ ]

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6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

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                7     SOLE VOTING POWER
                      0


  NUMBER OF      ---------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         703,836
   OWNED BY
     EACH       ----------------------------------------------------------------
   REPORTING    9     SOLE DISPOSITIVE POWER
    PERSON            0
     WITH       ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      703,836

--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       703,836

--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       3.4%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       PN

--------------------------------------------------------------------------------

---------------------------                                 --------------------
CUSIP No. 461120 10 7                   SCHEDULE 13D        Page  3 of 10
---------------------------                                 --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     Liberation Investments Ltd.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     WC

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
     [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands

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                7     SOLE VOTING POWER
                      0

   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         413,364
   OWNED BY
     EACH       ----------------------------------------------------------------
   REPORTING    9     SOLE DISPOSITIVE POWER
    PERSON            0
     WITH
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      413,364

--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       413,364

--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       2.0%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       CO

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

---------------------------                                 --------------------
CUSIP No. 461120 10 7                   SCHEDULE 13D        Page  4 of 10
---------------------------                                 --------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON

     Liberation Investment Group, LLC

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     N/A

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
     [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0

   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         1,117,200
   OWNED BY
     EACH       ----------------------------------------------------------------
   REPORTING    9     SOLE DISPOSITIVE POWER
    PERSON            0
     WITH
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      1,117,200

--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,117,200

--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       5.4%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       OO,IA

--------------------------------------------------------------------------------

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CUSIP No. 461120 10 7                   SCHEDULE 13D        Page  5 of 10
---------------------------                                 --------------------

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1    NAME OF REPORTING PERSON
     Emanuel R. Pearlman

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)(a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (See Instructions)
     N/A

--------------------------------------------------------------------------------
5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
     [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States

--------------------------------------------------------------------------------
                7     SOLE VOTING POWER
                      0

   NUMBER OF    ----------------------------------------------------------------
    SHARES      8     SHARED VOTING POWER
 BENEFICIALLY         1,117,200
   OWNED BY
     EACH       ----------------------------------------------------------------
   REPORTING    9     SOLE DISPOSITIVE POWER
    PERSON            0
     WITH
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER
                      1,117,200

--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,117,200

--------------------------------------------------------------------------------
12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       5.4%

--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (See Instructions)
       IN, HC

--------------------------------------------------------------------------------

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CUSIP No. 461120 10 7                   SCHEDULE 13D        Page  6 of 10
---------------------------                                 --------------------

INTRODUCTION

      This Amendment No. 6 relates to the Schedule 13D filed on behalf of (i) Liberation Investments, L.P., a Delaware limited partnership ("LILP"); (ii) Liberation Investments Ltd. ("LILtd"), a private offshore investment corporation; (iii) Liberation Investment Group LLC ("LIGLLC"), a Delaware limited liability company and general partner of LILP and discretionary investment adviser to LILtd; and (iv) Emanuel R. Pearlman, as General Manager, Chief Investment Officer and majority member of LIGLLC (collectively, the "Reporting Persons"), with the Securities and Exchange Commission on August 7, 2003, as amended by Amendment No. 1 filed on August 26, 2003, Amendment No. 2 filed on September 11, 2003, Amendment No. 3 filed on October 2, 2003, Amendment No. 4 filed on October 7, 2003 and Amendment No. 5 filed on October 27, 2003 (the "Schedule 13D"). Item 4 and 7 of the Schedule 13D are amended and supplemented as follows:

Item 4.     Purpose of Transaction.

      On October 30, 2003, the Reporting Persons delivered a letter to Mr. Brian Levy, President and Chief Executive Officer of the Company, regarding the recent revisions to pending U.S. tax legislation.

      A copy of the letter is attached hereto as Exhibit 13.

Item 7.     Materials to be Filed as Exhibits.

EXHIBIT 13 Letter dated October 30, 2003, from the Reporting Persons to InterTAN, Inc.

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CUSIP No. 461120 10 7                   SCHEDULE 13D        Page  7 of 10
---------------------------                                 --------------------

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 30, 2003


LIBERATION INVESTMENTS, L.P.
By:  Liberation Investment Group LLC, general partner

By: /s/ Emanuel R. Pearlman
    ------------------------
    Emanuel R. Pearlman
    General Manager


LIBERATION INVESTMENTS LTD.

By: /s/ Emanuel R. Pearlman
    ------------------------
    Emanuel R. Pearlman
    Director


LIBERATION INVESTMENT GROUP LLC

By:  /s/ Emanuel R. Pearlman
    ------------------------
    Emanuel R. Pearlman
    General Manager

Emanuel R. Pearlman

/s/ Emanuel R. Pearlman
----------------------------

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CUSIP No. 461120 10 7                   SCHEDULE 13D        Page  8 of 10
---------------------------                                 --------------------

Exhibit Index

            Exhibit No.     Description
            -----------     -----------

            1           --  Letter dated August 8, 2003, from the Reporting
                            Persons to the Corporate Secretary of InterTAN, Inc.
                            notifying the Company of the Reporting Persons' intent to nominate two individuals for election to the Company's Board of Directors at the next annual meeting. (filed as Exhibit 1 to the 13D filed on August 12, 2003)

            2           --  Press Release, dated August 12, 2003. (filed as
                            Exhibit 2 to the 13D filed on August 12, 2003)

            3           --  Statement with Respect to Joint Filing of Schedule
                            13D. (filed as Exhibit 3 to the 13D filed on August
                            12, 2003)

            4           --  Letter dated August 25, 2003, from the Reporting
                            Persons to the Board of Directors of InterTAN, Inc.
                            (filed as Exhibit 4 to Amendment No. 1 to the 13D filed on August 26, 2003)

            5           --  Press Release, dated August 26, 2003. (filed as
                            Exhibit 5 to Amendment No. 1 to the 13D filed on
                            August 26, 2003)

            6           --  Letter dated September 10, 2003, from the Reporting
                            Persons to InterTAN, Inc. (filed as Exhibit 6 to
                            Amendment No. 2 to the 13D filed on September 11,
                            2003)

            7           --  Press Release, dated September 11, 2003. (filed as
                            Exhibit 7 to Amendment No. 2 to the 13D filed on
                            September 11, 2003)

            8           --  Press Release, dated September 29, 2003. (filed as
                            Exhibit 8 to Amendment No. 3 to the 13 D filed on
                            October 2, 2003)

            9           --  Letter dated September 30, 2003, from the Reporting
                            Persons to InterTAN, Inc. (filed as Exhibit 9 to
                            Amendment No. 3 to the 13 D filed on October 2,
                            2003)

            10          --  Letter dated October 3, 2003, from the Reporting
                            Persons to InterTAN, Inc. (filed as Exhibit 10 to
                            Amendment No. 4 to the 13D filed on October 7, 2003)

            11          --  Press Release, dated October 5, 2003. (filed as
                            Exhibit 11 to Amendment No. 4 to the 13D filed on
                            October 7, 2003)

            12          --  Press Release, dated October 24, 2003. (filed as
                            Exhibit 12 to Amendment No. 5 to the 13D filed on
                            October 27, 2003)

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CUSIP No. 461120 10 7                   SCHEDULE 13D        Page  9 of 10
---------------------------                                 --------------------


            Exhibit No.     Description
            -----------     -----------
            13          --  Letter dated October 30, 2003, from the Reporting
                            Persons to InterTAN, Inc.*












            *filed herewith.
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